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                       Meadowbrook Insurance Group, Inc.



                                   EXHIBIT 11
               MEADOWBROOK INSURANCE GROUP, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS



                        FOR THE YEARS ENDED DECEMBER 31,
                        --------------------------------

                                                                1998                 1997              1996
                                                        --------------------  --------------------  ------------
Basic:
   Weighted average shares outstanding                         8,702,768             8,657,677        8,630,150


Diluted:
   Weighted average shares outstanding                         8,702,768             8,657,677        8,630,150
   Common stock equivalents                                      323,412               519,077          554,122
                                                             -----------           -----------       ----------
                                                               9,026,180             9,176,754        9,184,272
                                                             ===========           ===========       ==========


Income before extraordinary item and
   preferred dividend requirement                            $ 5,869,969           $13,042,456       $8,706,024
Preferred dividend requirement                                        --                    --               --
                                                             -----------           -----------       ----------
Income applicable to common shareholders
   and before extraordinary item                             $ 5,869,969           $13,042,456       $8,706,024
Extraordinary item                                                    --                    --               --
                                                             -----------           -----------       ----------
Net income applicable to common
   shareholders                                              $ 5,869,969           $13,042,456       $8,706,024
                                                             ===========           ===========       ==========


Earnings per share:

Basic -
   Net income before extraordinary item                      $      0.67           $      1.51       $     1.01
   Extraordinary item                                                 --                    --               --
   Net income                                                       0.67                  1.51             1.01

Diluted -
   Net income before extraordinary item                             0.65                  1.42              .95
   Extraordinary item                                                 --                    --               --
   Net income                                                       0.65                  1.42              .95
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